As filed with the Securities and Exchange Commission on February 11, 2019
Registration No. 333-229142

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
OBALON THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-1828101
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
5421 Avenida Encinas, Suite F
Carlsbad, California 92008
(760) 795-6558
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Kelly Huang
President and Chief Executive Officer
Obalon Therapeutics, Inc.
5421 Avenida Encinas, Suite F
Carlsbad, California 92008
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

B. Shayne Kennedy Latham & Watkins LLP 650 Town Center Drive, 20th Floor Costa Mesa, California 92626 Tel: (714) 540-1235 Fax: (714) 755-8290

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non- accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum aggregate offering price per share(3)	Proposed maximum aggregate offering price	Amount of registration fee(4)
Common stock, $0.001 par value per share	3,789,399	$2.01	$7,616,691.99	$923.14

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover the additional securities of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.

(2)
Represents 228,180 shares of common stock previously issued to the selling stockholder named herein, and 3,561,219 shares of common stock that are issuable pursuant to a purchase agreement with the selling stockholder named herein.

(3)
Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, the proposed maximum offering price per share is based on the average of the high and low sale prices of the registrant’s common stock on the NASDAQ Global Market on January 3, 2019.

(4)	The registrant previously paid $923.14 in connection with the filing of this Registration Statement.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated February 11, 2019

PROSPECTUS

Obalon Therapeutics, Inc.

3,789,399 Shares

Common Stock

This prospectus relates to the offer and sale of up to 3,789,399 shares of common stock, par value $0.001, of Obalon Therapeutics, Inc., a Delaware corporation, by Lincoln Park Capital Fund, LLC, or Lincoln Park or the selling stockholder.
The shares of common stock being offered by the selling stockholder have been or may be issued pursuant to the purchase agreement dated December 27, 2018 that we entered into with Lincoln Park. See “The Lincoln Park Transaction” for a description of that agreement and “Selling Stockholder” for additional information regarding Lincoln Park. The prices at which Lincoln Park may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.
We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of common stock by the selling stockholder.
The selling stockholder may sell or otherwise dispose of the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholder may sell or otherwise dispose of the shares of common stock being registered pursuant to this prospectus. The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.
The selling stockholder will pay all brokerage fees and commissions and similar expenses. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.
Our common stock is currently quoted on The NASDAQ Global Market under the symbol “OBLN”. On February 8, 2019, the last reported sale price of our common stock on The NASDAQ Global Market was $1.83 per share.
Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2019.

ABOUT THIS PROSPECTUS

This prospectus forms part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, and that includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference” before making your investment decision.

You should rely only on the information provided in this prospectus or in a prospectus supplement or any free writing prospectuses or amendments thereto. Neither we, nor the selling stockholder, have authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we, nor the selling stockholder, are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted.  We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States.  Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

Unless the context otherwise requires, references in this prospectus to “Obalon,” “the Company,” “we,” “us” and “our” refer to Obalon Therapeutics, Inc. and our subsidiaries. Our Obalon logo and all product names are our common law trademarks. Solely for convenience, trademarks and tradenames referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames.

i

PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. Before you decide to invest in our common stock, you should read this entire prospectus carefully, including the section entitled “Risk Factors,” and any documents incorporated by reference herein.

Our Business

We are a vertically integrated medical device company focused on developing and commercializing innovative medical devices to treat obese and overweight people. Our initial product offering is the Obalon® balloon system, the first and only U.S. Food and Drug Administration, or FDA, approved swallowable, gas-filled intragastric balloon designed to provide progressive and sustained weight loss in obese patients. We believe the Obalon balloon system offers patients and physicians benefits over prior weight loss devices including, but not limited to: a favorable safety profile, improved patient tolerability and comfort, progressive weight loss with durable results, simple and convenient placement, and potentially attractive economics for patients and physicians.

In September 2016, we received premarket approval, or PMA, from the FDA, and commenced U.S. commercialization in January 2017 through a direct sales force. The Obalon balloon system is FDA approved for temporary use to facilitate weight loss in obese adults with a body mass index, or BMI, of 30 to 40, or approximately 30 to 100 pounds overweight, who have failed to lose weight through diet and exercise. The Obalon balloon system is intended to be used as an adjunct to a moderate intensity diet and behavior modification program. All balloons must be removed six months after the first balloon is placed. The Obalon balloon system has the potential to provide patients and physicians with a cost-effective, reversible and repeatable weight loss solution in an outpatient setting, without altering patient anatomy or requiring surgery.

In November 2017, we submitted a PMA supplement to the FDA for our Obalon Touch™ Inflation Dispenser, also known as Obalon Touch. The Obalon Touch is our next generation inflation system that is designed to be automated, easier to operate and to provide more reliable and consistent Obalon balloon placement. In September 2018, we received approval of a PMA supplement from the FDA for our Obalon Touch Inflation System.

In July 2018, we submitted a PMA supplement to the FDA for our Obalon Navigation System. The Obalon Navigation System is designed to eliminate the need to use x-ray when placing the Obalon Balloon System. It utilizes magnetic resonance, rather than x-ray radiation, to image the Obalon Balloon during placement and displays a dynamic, real-time image of the Balloon on a notebook computer screen. In December 2018, we received approval of a PMA supplement from the FDA for our Obalon Navigation System. The Obalon Navigation System will be utilized in conjunction with the new, automated Touch Inflation Dispenser, and together they are intended to make placement of the Obalon Balloon more reliable, safer, easier and less expensive. We expect to make the Obalon Navigation System and Touch Inflation Dispenser commercially available during the first quarter of 2019 in the United States. As part of the FDA approval, we have agreed to a post approval study where we will collect and report data around acute balloon placements with the Navigation System, similar to the acute placement study we conducted and filed to support FDA approval of the Obalon Navigation System with Touch Dispenser.

We are selling the Obalon balloon system on a self-pay, non-reimbursed basis into existing physician specialty areas with weight loss practices, such as bariatric surgeons and gastroenterologists. In addition, we are selling to plastic surgeons, due to their client base and experience managing self-pay practices. Physicians can market our product as a highly differentiated, non-surgical weight loss procedure. Based on our product design and commercial data, we believe the Obalon balloon system provides potentially attractive economics for patients and physicians. We expect to continue to focus our sales and marketing efforts primarily on selling our product in the United States through a direct sales force. In the second half of 2018, we revised the field sales team structure to support our customers more efficiently.

We also intend to continue to drive patient awareness and interest in part through multiple efforts that may include digital, offline and social marketing, as well as public relations efforts targeted to obtain online and offline media coverage.

Intragastric balloons represent a relatively new category of treatment for weight loss in the United States and the current market is small and immature. Our strategy is to methodically build the foundation to establish the Obalon balloon system as an important, growing and sustainable treatment for weight loss. We are currently employing a focused launch strategy to ensure our initial target accounts achieve clinical and economic success before launching more broadly in the U.S. and international markets. We expect to continue investing in various activities to develop the intragastric balloon market for the foreseeable future.

The Obalon Navigation System

The Obalon Navigation System consists of a Navigation console, and the Touch Inflation Dispenser. The Obalon Navigation Balloon is placed utilizing the Obalon Navigation console and Touch Dispenser.

•
The Obalon Navigation console is a portable device consisting of hardware and software that are used to track and display the Navigation Balloon during administration. The console has a significantly smaller footprint than most x-ray systems currently used by physicians when placing balloons and does not require any special facilities or licensing.

•
The Obalon Balloons administered with the Navigation System are identical to the current balloons but utilize a new catheter. The new catheter interfaces with the Navigation Console to dynamically track the balloon during placement.

•
The Touch Inflation Dispenser is a semi-automated, hand-held inflation device that provides real-time balloon pressure measurements to confirm that the Obalon balloon is both properly placed and correctly inflated in the stomach. The Navigation System will be commercially launched exclusively with the Touch Dispenser. The existing balloon system kits are not compatible with the Navigation System or the Touch Dispenser and must continue to be placed using x-ray. However, because the balloon is the same in both systems, physicians may provide treatment with a current generation balloon and transition to the new Navigation balloon for second or third balloon administrations. We believe this will enable physicians to manage any existing inventory as they transition to the Navigation System.

While we have several initiatives intended to reduce the manufacturing costs associated with the Navigation System and help improve gross margin, we expect we may experience some decline in our gross margin upon its initial launch primarily because:

•	the Navigation console and the Touch Inflation Dispenser are both new products that we have not yet manufactured at scale and each involves a more complex manufacturing process; and

•	we intend to price the Navigation console in a manner that facilitates adoption.

We plan to begin the commercial launch of the Navigation System in the first quarter of 2019. We expect commercial launch will initially focus on targeting potential new accounts where x-ray was a barrier to adoption and existing customers whom we believe could benefit by using navigation to drive higher treatment volumes and improved economics. We intend to initially launch with the same number of territories and field structure as we have in place today. Additionally, we initially plan to continue supplying both our current products and the new Navigation products, but to transition exclusively to Navigation over time.

Our Corporate Information
We were incorporated under the laws of the State of Delaware in February 2008. Our principal executive offices are located at 5421 Avenida Encinas, Suite F, Carlsbad, CA 92008, and our telephone number is (760) 795-6558. Our website is http://www.obalon.com. The information on, or that can be accessed through, our web site is not part of this prospectus.

THE OFFERING

On December 27, 2018, we entered into a purchase agreement with Lincoln Park, which we refer to in this prospectus as the Purchase Agreement, pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $20,000,000 of our common stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. Also on December 27, 2018, we entered into a registration rights agreement with Lincoln Park, which we refer to in this prospectus as the Registration Rights Agreement, pursuant to which we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act of 1933, as amended, or the Securities Act, the shares of common stock that have been or may be issued to Lincoln Park under the Purchase Agreement.

We do not have the right to commence any sales of our common stock to Lincoln Park under the Purchase Agreement until all of the conditions set forth in the Purchase Agreement have been satisfied, including that the SEC has declared effective the registration statement that includes this prospectus, which we refer to in this prospectus as the Commencement. Thereafter, we may, from time to time and at our sole discretion, on any single business day on which the closing sale price of our common stock is not less than $0.50 per share (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transactions as provided in the Purchase Agreement) direct Lincoln Park to purchase shares of our common stock in amounts up to 50,000 shares, which amounts may be increased to up to 150,000 shares depending on the market price of our common stock at the time of sale and subject to a maximum commitment by Lincoln Park of $1,000,000 per single purchase, which we refer to in this prospectus as “regular purchases.” In addition, at our discretion, Lincoln Park has committed to purchase other “accelerated amounts” and/or “additional accelerated amounts” under certain circumstances. We will control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price of the shares that may be sold to Lincoln Park in regular purchases under the Purchase Agreement will be based on the market price of our common stock immediately preceding the time of sale as computed under the Purchase Agreement. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute such price. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, other than a prohibition on our entering into certain types of transactions that are defined in the Purchase Agreement as “Variable Rate Transactions.” Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

In consideration for entering into the Purchase Agreement, we previously issued to Lincoln Park 228,180 shares of our common stock as a commitment fee.

As of December 27, 2018, there were 23,513,292 shares of our common stock outstanding, including the 228,180 shares issued to Lincoln Park, of which 11,596,377 shares were held by non-affiliates. Although the Purchase Agreement provides that we may sell up to $20,000,000 of our common stock to Lincoln Park, only 3,789,399 shares of our common stock are being offered under this prospectus, which represents shares which may be issued to Lincoln Park in the future under the Purchase Agreement, if and when we sell shares to Lincoln Park under the Purchase Agreement. Depending on the market prices of our common stock at the time we elect to issue and sell shares to Lincoln Park under the Purchase Agreement, we may need to register for resale under the Securities Act additional shares of our common stock in order to receive aggregate gross proceeds equal to the $20,000,000 total commitment available to us under the Purchase Agreement. If all of the 3,789,399 shares offered by Lincoln Park under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 13.88% of the total number of shares of our common stock outstanding and approximately 24.63% of the total number of outstanding shares held by non-affiliates, in each case as of the date hereof. If we elect to issue and sell more than the 3,789,399 shares offered under this prospectus to Lincoln Park, which we have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

Under applicable rules of The NASDAQ Global Market, in no event may we issue or sell to Lincoln Park under the Purchase Agreement more than 19.99% of the shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement (which is 4,654,694 shares based on 23,285,112 shares outstanding immediately prior to the execution of the Purchase Agreement), which limitation we refer to as the Exchange Cap, unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of common stock to Lincoln Park under the Purchase Agreement equals or exceeds $2.244 (which represents the average closing price of our common stock for the five trading days ending on December 26, 2018, plus an incremental amount to account for our issuance of the commitment shares to Lincoln Park), such that issuances and sales of our common stock to Lincoln Park under the Purchase Agreement would be exempt from the Exchange Cap limitation under applicable NASDAQ rules. In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the Purchase Agreement if such issuance or sale would breach any applicable NASDAQ rules.

The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership, at any single point in time, of more than 9.99% of the then total outstanding shares of our common stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the Beneficial Ownership Cap.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Lincoln Park.

Summary of the Offering

Common stock to be offered by the selling stockholder:
3,789,399 shares consisting of 228,180 commitment shares issued to Lincoln Park upon execution of the Purchase Agreement and 3,561,219 shares we may sell to Lincoln Park under the Purchase Agreement from time to time after the date of this prospectus.

Common stock outstanding prior to this offering	23,513,292 shares

Common stock to be outstanding immediately following this offering:	27,302,691 shares
Use of Proceeds
We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We may receive up to $20,000,000 aggregate gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement. Any proceeds that we receive from sales to Lincoln Park under the Purchase Agreement will be used for working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.
Symbol on The NASDAQ Global Market	“OBLN”
Unless otherwise noted, the number of shares of our common stock outstanding prior to and after this offering is based on 23,513,292 shares outstanding as of December 27, 2018, and excludes:

•
4,950,417 shares of common stock reserved for future issuance under our stock-based compensation plans, consisting of (i) 1,008,400 shares of common stock reserved for future issuance under our 2016 Equity Incentive Plan, (ii) 476,259 shares of common stock reserved for future issuance under our 2016 Employee Stock Purchase Plan, (iii) 3,441,534 shares of common stock issuable upon exercise of options outstanding as of December 27, 2018 at a weighted-average exercise price of $5.77 and (iv) 24,224 shares of our common stock issuable upon exercise of outstanding warrants as of December 27, 2018 at a weighted-average exercise price of $6.1918.

RISK FACTORS
Investing in our securities involves a high degree of risk. Before making an investment decision with respect to our securities, we urge you to carefully consider the risks described in the “Risk Factors” sections of our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC and incorporated by reference into this prospectus.  In addition, the following risk factors present material risks and uncertainties associated with this offering.  The risks and uncertainties incorporated by reference into this prospectus or described below are not the only ones we face. Additional risks and uncertainties not presently known or which we consider immaterial as of the date hereof may also have an adverse effect on our business. If any of the matters discussed in the following risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected, the market price of our securities could decline and you could lose all or part of your investment in our securities.

Risks Related to the Offering
The sale or issuance of our common stock to Lincoln Park may cause dilution and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall
On December 27, 2018, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $20,000,000 of our common stock. Upon the execution of the Purchase Agreement, we issued 228,180 commitment shares to Lincoln Park as a fee for its commitment to purchase shares of our common stock under the Purchase Agreement. The remaining shares of our common stock that may be issued under the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time over a 36-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.
We generally have the right to control the timing and amount of any future sales of our shares to Lincoln Park. Additional sales of our common stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.
Our stock price may be volatile, and you may not be able to resell shares of our common stock at or above the price you paid.
The public trading price for our common stock can be affected by a number of factors, including:

•	a slowdown in the medical device industry, the aesthetics industry or the general economy;

•	quarterly variations in our or our competitors’ results of operations;

•	the results of our clinical trials;

•	unanticipated or serious safety concerns related to the use of any of our products or competitive liquid-filled intragastric balloon products;

•	adverse regulatory decisions, including failure to receive regulatory approval for any of our products;

•	regulatory or legal developments in the United States and other countries;

•	changes in analysts’ estimates, investors’ perceptions, recommendations by securities analysts or our failure to achieve analysts’ estimates;

•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

•	changes in operating performance and stock market valuations of other technology companies generally, or those in the medical device industry in particular;

•	performance of third parties on whom we rely, including for the manufacture of the components for our product, including their ability to comply with regulatory requirements;

•	inability to obtain adequate supply of the components for any of our products, or inability to do so at acceptable prices;

•	the loss of key personnel, including changes in our board of directors and management;

•	legislation or regulation of our business;

•	changes in the structure of healthcare payment systems;

•	our commencement of, or involvement in, litigation;

•	the announcement of new products or product enhancements by us or our competitors;

•	competition from existing technologies and products or new technologies and products that may emerge;

•	negative publicity, such as whistleblower complaints, about us or our products;

•	developments, announcements or disputes related to patents or other proprietary rights issued to us or our competitors and to litigation;

•	ability to meet NASDAQ minimum listing requirements; and

•	developments in our industry.
In recent years, the stock markets generally and the stock prices of many companies in the medical device industry have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may significantly affect the market price of our common stock, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our common stock shortly following this offering. If the market price of shares of our common stock after this offering does not ever exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

 We may require additional financing to sustain our operations and without it we may not be able to continue operations.

We may direct Lincoln Park to purchase up to $20,000,000 worth of shares of our common stock under our agreement over a 36-month period generally in amounts up to 50,000 shares of our common stock, which may be increased to up to 150,000 shares of our common stock depending on the market price of our common stock at the time of sale, and, in each case, subject to a maximum limit of $1,000,000 per purchase, on any single business day on which the closing sale price of our common stock is not less than $0.50 per share (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement). Assuming a purchase price of $2.64 per share (the closing sale price of the common stock on December 26, 2018) and the purchase by Lincoln Park of the 3,789,399 purchase shares (which includes the 228,180 commitment shares previously issued to Lincoln Park), proceeds to us would only be $10,004,013.

The extent we rely on Lincoln Park as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $20,000,000 under the Purchase Agreement to Lincoln Park, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Future sales and issuances of our common stock or other securities may result in significant dilution and could cause the price of our common stock to decline.

To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time, including pursuant to the Purchase Agreement with Lincoln Park. Additionally, we recently implemented an “at-the-market” offering program pursuant to which we may issue and sell shares of our common stock having aggregate sales proceeds of up to $10,000,000 from time to time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. These sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

In addition, sales of a substantial number of shares of our outstanding common stock in the public market could occur at any time. Persons who were our stockholders prior to our IPO continue to hold a substantial number of our common stock that many of them are now able to sell in the public market. Sales of stock by these stockholders could have a material adverse effect on the trading price of our common stock.

Certain holders of shares of our common stock are also entitled to rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or our stockholders. We also intend to register shares of common stock that we may issue under our equity incentive plans. Once we register these shares, they can be sold freely in the public market upon issuance, subject to volume limitations applicable to affiliates.

We cannot predict what effect, if any, sales of our shares in the public market or the availability of shares for sale will have on the market price of our common stock. However, future sales of substantial amounts of our common stock in the public market, including shares issued upon exercise of outstanding options, or the perception that such sales may occur, could adversely affect the market price of our common stock.

Our management will have broad discretion over the use of the net proceeds from our sale of shares of common stock to Lincoln Park, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from our sale of shares of common stock to Lincoln Park, and we could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

We are subject to securities class action litigation.

On February 14 and 22, 2018, plaintiff stockholders filed class action lawsuits against us and certain of our executive officers in the United States District Court for the Southern District of California (Hustig v. Obalon Therapeutics, Inc., et al., Case No. 3:18-cv-00352-AJB-WVG, and Cook v. Obalon Therapeutics, Inc. et al., Case No. 3:18-cv-00407-CAB-RBB). On July 24, 2018, the court appointed Inter-Local Pension Fund GCC/IBT as lead plaintiff. On October 5, 2018, plaintiffs filed an amended complaint. The amended complaint alleges that we and certain of our executive officers made false and misleading statements and failed to disclose material adverse facts about our business, operations, and prospects in violation of Sections 10(b) (and Rule 10b-5 promulgated thereunder) and 20(a) of the Exchange Act. The amended complaint also alleges violations of Section 11 of the Exchange Act arising out of the Company’s initial public offering. The plaintiffs seek damages, interest, costs, attorneys' fees, and other unspecified equitable relief. On December 4, 2018, we moved to dismiss the amended complaint. The court has scheduled a hearing for April 11, 2019 on the motion to dismiss.

Such litigation could subject us to substantial costs, divert resources and the attention of management from our business and harm our business, results of operations, financial condition, reputation and cash flows. These factors may materially and adversely affect the market price of our common stock.

Material modifications to our Obalon balloon system may require new premarket approvals and may require us to recall or cease marketing our Obalon balloon system until approvals are obtained.

Once a medical device is approved, a manufacturer must notify the FDA of any modifications to the device. Any modification to a device that has received FDA approval that affects its safety or effectiveness requires approval from the FDA pursuant to a PMA supplement. An applicant may make a change in a device approved through a PMA without submitting a PMA supplement if the change does not affect the safety and effectiveness of the device and the change is reported to FDA in a post-approval periodic report required as a condition of approval. We may not be able to obtain additional premarket approvals for new products or obtain approval of PMA supplements for modifications to, or additional indications for, our Obalon balloon system in a timely fashion, or at all. Delays in obtaining required future approvals would harm our ability to introduce new or enhanced products in a timely manner, which in turn would harm our future growth. If we make additional modifications in the future that we believe do not or will not require additional approvals and the FDA disagrees and requires new approvals for the modifications, we may be required to recall and to stop selling or marketing our Obalon balloon system as modified, which could harm our operating results and require us to redesign our Obalon balloon system. In these circumstances, we may be subject to significant enforcement actions.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend” and similar words or phrases. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. Accordingly, these statements involve estimates, assumptions, risks and uncertainties, including the risks discussed in the section titled “Risk Factors,” that could cause actual results to differ materially from those expressed in them. You should not place undue reliance on these forward-looking statements. Although forward-looking statements reflect management’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements include, but are not limited to, statements about:

•	our ability to achieve or sustain profitability;

•	our ability to predict our future prospects and forecast our financial performance and growth;

•	the rate at which physicians and patients adopt and use the Obalon balloon system;

•	the effect of adverse events or other negative developments involving other companies’ intragastric balloons or other obesity treatments;

•	our ability to educate physicians on safe and proper use of the Obalon balloon system;

•	the rate at which patients may experience serious adverse device events as the result of the misuse or malfunction of, or design flaws in, the company’s products;

•	our ability to obtain FDA approval or other regulatory approvals for our future products and product improvements;

•	our ability to adequately protect our proprietary technology and maintain our issued patents; and

•	the intended use of proceeds from our sale of shares of common stock to Lincoln Park.
Discussions containing these forward-looking statements may be found throughout this prospectus and the SEC filings that are incorporated by reference into this prospectus. Forward-looking statements speak only as of the date the statements are made. We undertake no obligation to update the forward-looking statements or to reflect events or circumstances. The risks discussed in this prospectus and the SEC filings that are incorporated by reference into this prospectus should be considered in evaluating our prospects and future financial performance.

THE LINCOLN PARK TRANSACTION

General

On December 27, 2018, we entered into the Purchase Agreement and the Registration Rights Agreement with Lincoln Park. Pursuant to the terms of the Purchase Agreement, Lincoln Park has agreed to purchase from us up to an aggregate of $20,000,000 of our common stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. Pursuant to the terms of the Registration Rights Agreement, we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act the shares that have been or may be issued to Lincoln Park under the Purchase Agreement.
We do not have the right to commence any sales to Lincoln Park under the Purchase Agreement until the Commencement has occurred, which is the time at which certain conditions set forth in the Purchase Agreement have been satisfied, including the registration statement that includes this prospectus being declared effective by the SEC. Thereafter, we may, from time to time and at our sole discretion, on any single business day on which the closing sale price of our common stock is not less than $0.50 per share (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement), direct Lincoln Park to purchase shares of our common stock in a regular purchase in amounts up to 50,000 shares, which amounts may be increased to up to 150,000 shares depending on the market price of our common stock at the time of sale and subject to a maximum commitment by Lincoln Park of $1,000,000 per single regular purchase. In addition, at our discretion, Lincoln Park has committed to purchase other “accelerated amounts” and/or “additional accelerated amounts” under certain circumstances. The purchase price per share sold in regular purchases under the Purchase Agreement will be based on the market price of our common stock immediately preceding the time of sale as computed under the Purchase Agreement. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.
In consideration for entering into the Purchase Agreement, we previously issued to Lincoln Park 228,180 shares of our common stock as a commitment fee.
Under applicable rules of The NASDAQ Global Market, in no event may we issue or sell to Lincoln Park under the Purchase Agreement shares of our common stock in excess of the Exchange Cap (which is 4,654,694 shares, or 19.99% of the 23,285,112 shares of our common stock outstanding immediately prior to the execution of the Purchase Agreement), unless (i) we obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of common stock to Lincoln Park under the Purchase Agreement equals or exceeds $2.244 (which represents the average closing price of our common stock for the five trading days ending on December 26, 2018, plus an incremental amount to account for our issuance of the commitment shares to Lincoln Park), such that issuances and sales of our common stock to Lincoln Park under the Purchase Agreement would be exempt from the Exchange Cap limitation under applicable NASDAQ rules. In any event, the Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the Purchase Agreement if such issuance or sale would breach any applicable rules NASDAQ rules.
The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park exceeding the Beneficial Ownership Cap.
Purchase of Shares Under the Purchase Agreement
Under the Purchase Agreement, upon Commencement, on any business day that we select on which the closing price of our common stock is not less than $0.50 per share (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement), we may direct Lincoln Park to purchase up to 50,000 shares of our common stock in a regular purchase on such business day, which is referred to as a Regular Purchase in this prospectus, provided, however, that (i) the Regular Purchase may be increased to up to 100,000 shares, provided that the closing sale price of our common stock is not below $2.00 per share on the purchase date (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement), (ii) the Regular Purchase may be increased to up to 125,000 shares, provided that the closing sale price of our common stock is not below $3.00 per share on the purchase date (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement) and (iii) the Regular Purchase may be increased to up to 150,000 shares, provided that the closing sale price of our common stock is not below $4.00 per share on the purchase date (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement) (such share amount limitation, the “Regular Purchase Share Limit”). In each case, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $1,000,000. The Regular Purchase Share Limit is subject to proportionate adjustment in the event of a reorganization, recapitalization, non-cash dividend, stock split or other similar transaction; provided, that if after giving effect to such full proportionate adjustment, the adjusted Regular Purchase Share Limit would preclude us from requiring Lincoln Park to purchase common stock at an aggregate purchase price equal to or greater than $150,000 in any single Regular Purchase, then the Regular Purchase Share Limit will not be fully adjusted, but rather the Regular Purchase Share Limit for such Regular Purchase shall be adjusted as specified in the Purchase Agreement, such that, after giving effect to such adjustment, the Regular Purchase Share Limit will be equal to (or as close as can be derived from such adjustment without exceeding) $150,000.
The purchase price per share for each such Regular Purchase will be equal to the lower of:

•	the lowest sale price for our common stock on the purchase date of such shares; and

•
the arithmetic average of the three lowest closing sale prices for our common stock during the 10 consecutive business days ending on the business day immediately preceding the purchase date of such shares.

In addition to Regular Purchases described above, we may also direct Lincoln Park, on any business day on which we have properly submitted a Regular Purchase notice directing Lincoln Park to purchase the maximum number of shares of our common stock that we are then permitted to include in a single Regular Purchase notice and the closing price of our common stock on such business day is not less than $0.50 per share (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement), to purchase an additional amount of our common stock, which we refer to as an Accelerated Purchase, not to exceed the lesser of:

•
30% of the aggregate shares of our common stock traded during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase date, which is defined as the next business day following the purchase date for the corresponding Regular Purchase, the portion of the normal trading hours on the applicable Accelerated Purchase date prior to such time that any one of such thresholds is crossed, which period of time on the applicable Accelerated Purchase date we refer to as the Accelerated Purchase Measurement Period; and

•	three times the number of purchase shares purchased pursuant to the corresponding Regular Purchase.
The purchase price per share for each such Accelerated Purchase will be equal to the lower of:

•	97% of the volume weighted average price of our common stock during the applicable Accelerated Purchase Measurement Period on the applicable Accelerated Purchase date; and

•	the closing sale price of our common stock on the applicable Accelerated Purchase date.
We may also direct Lincoln Park, not later than 1:00 p.m., Eastern time, on a business day on which an Accelerated Purchase has been completed and all of the shares to be purchased thereunder (and under the corresponding Regular Purchase) have been properly delivered to Lincoln Park in accordance with the Purchase Agreement prior to such time on such business day, and provided that the closing price of our common stock on the business day immediately preceding such business day is not less than $0.50 per share (subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the Purchase Agreement), to purchase an additional amount of our common stock, which we refer to as an Additional Accelerated Purchase, of up to the lesser of:

•
30% of the aggregate shares of our common stock traded during a certain portion of the normal trading hours on such Accelerated Purchase date as determined in accordance with the Purchase Agreement, which period of time we refer to as the Additional Accelerated Purchase Measurement Period; and

•
three times the number of purchase shares purchased pursuant to the Regular Purchase corresponding to the Accelerated Purchase that was completed on such Accelerated Purchase date on which an Additional Accelerated Purchase notice was properly received.

We may, in our sole discretion, submit multiple Additional Accelerated Purchase notices to Lincoln Park prior to 1:00 p.m., Eastern time, on a single Accelerated Purchase date, provided that all prior Accelerated Purchases and Additional Accelerated Purchases (including those that have occurred earlier on the same day) have been completed and all of the shares to be purchased thereunder (and under the corresponding Regular Purchase) have been properly delivered to Lincoln Park in accordance with the Purchase Agreement.
 The purchase price per share for each such Additional Accelerated Purchase will be equal to the lower of:

•	97% of the volume weighted average price of our common stock during the applicable Additional Accelerated Purchase Measurement Period on the applicable Additional Accelerated Purchase date; and

•	the closing sale price of our common stock on the applicable Additional Accelerated Purchase date.
In the case of the Initial Purchase, Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.
Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.
Events of Default
Events of default under the Purchase Agreement include the following:

•
the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

•	suspension by our principal market of our common stock from trading for a period of one business day;

•
the de-listing of our common stock from The NASDAQ Global Market, our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Select Market, the NYSE Market, the OTC Bulletin Board or OTC Markets (or nationally recognized successor thereto);

•	the failure of our transfer agent to issue to Lincoln Park shares of our common stock within two business days after the applicable date on which Lincoln Park is entitled to receive such shares;

•
any breach of the representations or warranties or covenants contained in the Purchase Agreement or Registration Rights Agreement that has or could have a material adverse effect on us and, in the case of a breach of a covenant that is reasonably curable, that is not cured within five business days;

•	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us;

•	if at any time we are not eligible to transfer our common stock electronically; or

•	if at any time the Exchange Cap is reached, to the extent applicable.
Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside of Lincoln Park’s control, we may not direct Lincoln Park to purchase any shares of our common stock under the Purchase Agreement.

Our Termination Rights
We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Lincoln Park to terminate the Purchase Agreement. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.
No Short-Selling or Hedging by Lincoln Park
Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.
Prohibitions on Variable Rate Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement.
Effect of Performance of the Purchase Agreement on Our Stockholders
All 3,789,399 shares registered in this offering which have been or may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 36-months commencing on the date that the registration statement including this prospectus becomes effective. The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Lincoln Park, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.
Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Lincoln Park to purchase up to $20,000,000 of our common stock. Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $20,000,000 total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares of our common stock, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares we direct Lincoln Park to purchase under the Purchase Agreement.

The Purchase Agreement prohibits us from issuing or selling to Lincoln Park under the Purchase Agreement (i) shares of our common stock in excess of the Exchange Cap, unless we obtain stockholder approval to issue shares in excess of the Exchange Cap or the average price of all applicable sales of our common stock to Lincoln Park under the Purchase Agreement equals or exceeds $2.244, such that the transactions contemplated by the Purchase Agreement are exempt from the Exchange Cap limitation under applicable NASDAQ rules, and (ii) any shares of our common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would exceed the Beneficial Ownership Cap.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of shares to Lincoln Park under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park(2)	Proceeds from the Sale of Shares to Lincoln Park Under the Purchase Agreement
$1.50	3,561,219	13.2%	$5,341,829
$1.94 (3)	3,561,219	13.2%	$6,908,765
$3.50	3,561,219	13.2%	$12,464,267
$4.50	3,561,219	13.2%	$16,025,486
$5.50	3,561,219	13.2%	$19,586,705
$6.50	3,076,923	11.6%	$20,000,000

(1)
Although the Purchase Agreement provides that we may sell up to $20,000,000 of our common stock to Lincoln Park, we are only registering 3,789,399 shares (inclusive of the 228,180 commitment shares issued to Lincoln Park upon execution of the Purchase Agreement and for which no cash proceeds will be received) under this prospectus, which may or may not cover all the shares we ultimately sell to Lincoln Park under the Purchase Agreement, depending on the purchase price per share. For purposes of this column, the number of registered shares to be issued excludes 228,180 commitment shares issued to Lincoln Park because no cash proceeds will be received for such shares. If we seek to issue shares of our common stock, including shares from other transactions that may be aggregated with the transactions contemplated by the Purchase Agreement under the applicable rules of The NASDAQ Global Market, in excess of 4,654,694 shares, or 19.99% of the total common stock outstanding immediately prior to the execution of the Purchase Agreement, we may be required to seek stockholder approval in order to be in compliance with the rules of The NASDAQ Global Market.

(2)
The denominator is based on 23,285,112 shares outstanding as of December 26, 2018, adjusted to include (i) 228,180 commitment shares issued to Lincoln Park upon the execution of the Purchase Agreement and (ii) the number of shares set forth in the adjacent column which we would have sold to Lincoln Park, assuming the purchase price in the adjacent column. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column. The table does not give effect to the prohibition contained in the Purchase Agreement that prevents us from selling and issuing to Lincoln Park shares such that, after giving effect to such sale and issuance, Lincoln Park and its affiliates would beneficially own more than 9.99% of the then outstanding shares of our common stock.

(3)	The closing sale price of our shares on January 3, 2019.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park. We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We may receive up to $20,000,000 aggregate gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement. We estimate that the net proceeds to us from the sale of our common stock to Lincoln Park pursuant to the Purchase Agreement would be up to $19.8 million over an approximately 36-month period, assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to Lincoln Park under the Purchase Agreement, and after other estimated fees and expenses. See “Plan of Distribution” elsewhere in this prospectus for more information.
We expect to use any proceeds that we receive under the Purchase Agreement for working capital and general corporate purposes. It is possible that no shares will be issued under the Purchase Agreement.

SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder, Lincoln Park, of shares of common stock that have been or may be issued to Lincoln Park pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on December 27, 2018 concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of the shares of our common stock that have been or may be issued to Lincoln Park under the Purchase Agreement.

Lincoln Park, as the selling stockholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we have issued or may sell to Lincoln Park under the Purchase Agreement. The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

The following table presents information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholder, and reflects its holdings as of December 27, 2018. Neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

Selling Stockholder	Shares Beneficially Owned Before this Offering	Percentage of Outstanding Shares Beneficially Owned Before this Offering	Shares to be Sold in this Offering Assuming The Company issues the Maximum Number of Shares Under the Purchase Agreement	Percentage of Outstanding Shares Beneficially Owned After this Offering
Lincoln Park Capital Fund, LLC (1)	228,180 (2)	* (3)	3,789,399 (4)	* (3) (4)
* less than 1%
____________________

(1)
Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.

(2)
Represents 228,180 commitment shares of our common stock issued to Lincoln Park as a fee for its commitment to purchase shares of our common stock under the Purchase Agreement, all of which are covered by the registration statement that includes this prospectus. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares of common stock that Lincoln Park may be required to purchase pursuant to the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Lincoln Park’s control, including the registration statement of which this prospectus is a part becoming and remaining effective. Furthermore, under the terms of the Purchase Agreement, issuances and sales of shares of our common stock to Lincoln Park are subject to certain limitations on the amounts we may sell to Lincoln Park at any time, including the Exchange Cap and the Beneficial Ownership Cap. See the description under the heading “The Lincoln Park Transaction” for more information about the Purchase Agreement.

(3)	Based on 23,513,292 outstanding shares of our common stock as of December 27, 2018, which includes the 228,180 commitment shares we issued to Lincoln Park.

(4)
Although the Purchase Agreement provides that we may sell up to $20,000,000 of our common stock to Lincoln Park, only 3,789,399 shares of our common stock are being offered under this prospectus that may be sold by us to Lincoln Park at our discretion from time to time over a 36-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus. Depending on the price per share at which we sell our common stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $20,000,000 total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information
Our common stock is listed on The NASDAQ Global Market under the symbol “OBLN.”
Holders
As of December 27, 2018, we had 43 registered holders of our common stock. A substantially greater number of holders of our common stock are “street name” or beneficial holders, whose shares of record are held through banks, brokers, other financial institutions and registered clearing agencies.

DIVIDEND POLICY

We never have declared or paid any cash dividends on our capital stock. Currently, we anticipate that we will retain all available funds for use in the operation and expansion of our business and do not anticipate paying any cash dividends for the foreseeable future. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on our future earnings, capital requirements, financial condition, prospects, applicable Delaware law, which provides that dividends are only payable out of surplus or current net profits, and other factors that our board of directors deems relevant. In addition, our loan and security agreement with Pacific Western Bank prohibits us from, among other things, paying any dividends or making any other distribution or payment on account of our common stock.

Executive and Director Compensation

The following tables and accompanying narrative disclosure set forth information about the compensation provided to our Named Executive Officers during the year ended December 31, 2018, who were:

•	Andrew Rasdal, Chief Executive Officer;

•	Kelly Huang, President and Chief Operating Officer; and

•	William Plovanic, Chief Financial Officer.

On August 2, 2018, Dr. Huang was appointed as our President. Effective January 2, 2019, Mr. Rasdal will transition to Executive Chairman of the Board and Dr. Huang will be appointed as our Chief Executive Officer and will retain the title of President. Dr. Huang will also serve as a director of the Board effective January 2, 2019.
SUMMARY COMPENSATION TABLE

The following table presents summary information regarding the total compensation that was awarded to, earned by or paid to our Named Executive Officers for services rendered during the years ended December 31, 2018 and December 31, 2017.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-equity incentive plan compensation (3)	All other compensation ($)(4)	Total ($)
Andrew Rasdal	2018	650,000	—	—	1,145,130(5)	520,000	978	2,316,108
Chief Executive Officer	2017	650,000	—	—	—	520,000	1,184	1,171,184
Kelly Huang	2018	432,000	—	183,950	305,368	199,800	4,242	1,125,360
President and Chief Operating Officer	2017	137,045	75,000	—	1,382,577	63,379	15,244	1,673,245
William Plovanic Chief Financial Officer	2018	400,000	—	127,350	381,710	155,000	949	1,065,009
_________

(1)
The amounts shown represent the full grant date fair value of restricted stock awards granted to the Named Executive Officer in the applicable year, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, rather than the amounts paid to or realized by the Named Executive Officer. For a discussion of valuation assumptions used in the calculations, see Notes 2 and 7 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 and filed with the SEC on March 5, 2018. There can be no assurance that unvested awards will vest (and, absent vesting, no value will be realized by the executive for the award).

(2)
The amounts shown represent the aggregate grant date fair value of stock options granted to each Named Executive Officer in the applicable year, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. For a discussion of valuation assumptions used in the calculations, see Notes 2 and 7 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 and filed with the SEC on March 5, 2018. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by our Named Executive Officers from the options. There can be no assurance that unvested awards will vest (and, absent vesting and exercise, no value will be realized by the executive for the award).

(3)	Amounts for 2018 represent cash incentives paid in January 2019 with respect to 2018 performance under our 2018 bonus plan. For additional information, see “— Cash Incentive Payments”, below.

(4)
Amount represents $978 for company-paid life insurance premiums and long-term disability benefits for Mr. Rasdal and Dr. Huang and for Mr. Plovanic amount represents $949 for company-paid life insurance premiums and long-term disability benefits. Amount for Dr. Huang also includes reimbursement of $3,264 for travel expenses associated with his commute from Austin, Texas to San Diego, California pursuant to the terms of his offer letter agreement which provides that we will reimburse him for one round-trip coach class airfare ticket between Austin and San Diego for each month of the first year of his employment.

(5)
Amount represents the grant date fair value of a stock option granted to Mr. Rasdal on January 2, 2018 covering 300,000 shares of our common stock. Mr. Rasdal subsequently rescinded the stock option and forfeited any rights and interests in such stock option.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE

Base Salaries
We pay our named executive officers a base salary to compensate them for the satisfactory performance of services rendered to our Company. The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Base salaries for our Named Executive Officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent.
The current base salary for Mr. Rasdal was set in November 2016. In 2017, the Compensation Committee approved base salary increases for each of Dr. Huang and Mr. Plovanic, each effective January 1, 2018, to reward the executives for their significant contributions to the development of the Company. The 2018 base salaries were $650,000 for Mr. Rasdal, $432,000 for Dr. Huang and $400,000 for Mr. Plovanic.
Effective January 2, 2019, the Compensation Committee approved a base salary increase for Dr. Huang, to $475,000, in connection with his promotion to serve as Chief Executive Officer of the Company. Further, in connection with Mr. Rasdal’s transition to Executive Chairman of the Board, effective January 2, 2019, Mr. Rasdal’s base salary will decrease from $650,000 to $325,000. Mr. Plovanic’s base salary will remain unchanged in 2019.
We expect that base salaries for the Named Executive Officers will be reviewed periodically by our Compensation Committee, with adjustments expected to be made generally in accordance with the considerations described above and to maintain base salaries at competitive levels.
Cash Incentive Payments and Sign on Bonuses
In 2018, each Named Executive Officer participated in our annual cash incentive compensation program under which cash incentive payments were awarded based on our corporate performance. For 2018, Mr. Rasdal’s target cash incentive opportunity was 100% of his base salary; Dr. Huang’s target was 55% of his base salary; and Mr. Plovanic’s target was 45% of his base salary. Effective January 2, 2019, in connection with his promotion to serve as Chief Executive Officer of the Company, the Compensation Committee approved a target bonus opportunity increase for Dr. Huang to 60% of his base salary. Further, in connection with Mr. Rasdal’s transition to Executive Chairman of the Board, Mr. Rasdal will not be eligible to participate in the Company's 2019 executive bonus program.
Annual bonuses for our executive officers are based on the achievement of corporate performance objectives. In 2018, these objectives were weighted equally and included (i) FDA approval of certain of our products, (ii) achieving improvements in product quality metrics as measured by specific reductions in complaint rates, (iii) meeting a specific goal relating to earnings before interest, depreciation, amortization and stock- based compensation (i.e., EBITDASC), and (iv) achieving a certain amount of revenue.
Each performance goal had both a target measure and an “upside” measure; if the “upside” measure was attained then the executive was eligible to receive an increase in cash incentive payment equal to 10% of the executive’s base salary with respect to that measure. Based on our 2018 performance, the revenue goal was not achieved, but the Company attained the “upside” goal with respect to the FDA approval goal and EBITDASC goal and the “target” goal for the remaining performance measure. Therefore, our Compensation Committee awarded 2018 annual cash bonuses under the cash incentive compensation program of $520,000, $199,800, and $155,000 to Messrs. Rasdal, Huang and Plovanic, respectively.
Equity Awards
We award stock options and stock awards to our employees, including Named Executive Officers, as the long-term incentive component of our compensation program. Awards granted since our initial public offering in September 2016 were granted under the Obalon Therapeutics, Inc. 2016 Equity Incentive Plan (the “2016 Plan”); prior to our initial public offering, awards were granted under the Obalon Therapeutics, Inc. 2008 Equity Incentive Plan (the “2008 Plan”).
We typically grant equity awards to new hires upon their commencing employment with us and from time to time thereafter. Our stock options allow employees to purchase shares of our common stock at a price per share equal to the fair market value of our common stock on the date of grant and may or may not be intended to qualify as “incentive stock options” for U.S. federal income tax purposes. Generally, the stock options we grant vest over a four-year period, subject to the employee’s continued service with us on the vesting date, either in equal monthly installments over the four-year period or as to 25% of the total number of option shares on the first anniversary of the date of grant and in equal monthly installments over the following 36 months. Stock option grants that were made prior to our initial public offering under the 2008 Plan generally allow employees the opportunity to “early exercise” unvested stock options by purchasing shares underlying the unvested portion of an option subject to our right to repurchase any unvested shares for the lesser of the exercise price paid for the shares and the fair market value of the shares on the date of the holder’s termination of service if the employee’s service with us terminates prior to the date on which the option vests.
The following table sets forth the number of options granted to our Named Executive Officers in 2018.

Name	Grant Date	Number of Options (#)	Option Exercise Price ($)
Kelly Huang	1/2/2018	80,000(1)	$7.15
William Plovanic	1/2/2018	100,000(2)	$7.15

(1)
The option vested as to 1/6th of the shares underlying the option on September 6, 2018 (i.e., the one-year anniversary of Dr. Huang’s employment commencement date) and as to 1/48th of the shares underlying the option on each monthly anniversary of the grant date thereafter, subject to continued service. In addition, any portion of the option that vested prior to the date on which Dr. Huang relocated his primary residence in accordance with certain relocation obligations would not have been exercisable until such obligations were satisfied. Dr. Huang has satisfied the relocation obligations.

(2)
The option vests as to 1/48th of the shares underlying the option on each monthly anniversary of the grant date, subject to continued service. In addition, any portion of the option that vests will not be exercisable until Mr. Plovanic relocates his primary residence to within 35 miles of the Company’s headquarters (at the time of the relocation), provided that such relocation must occur no later than January 2, 2020. The option will automatically expire if Mr. Plovanic does not satisfy this requirement prior to or on January 2, 2020.

In addition, on January 2, 2018, Mr. Rasdal was granted a stock option covering 300,000 shares of our common stock. Mr. Rasdal subsequently rescinded the stock option and forfeited any rights and interests in such stock option. The grant date fair value of Mr. Rasdal’s stock option is set forth in the Summary Compensation Table above in the column titled “Option Awards.”
The following table sets forth the number of restricted shares granted to our Named Executive Officers in 2018.

Name	Grant Date	Number of Restricted Stock Awards (#)	Grant Date Fair Value ($)
Kelly Huang	5/15/2018	65,000(2)	$183,950(1)
William Plovanic	5/15/2018	45,000(2)	$127,350(1)

(1)	Reflects the grant-date fair value of the restricted stock awards.

(2)	The restricted stock award will vest in full on January 2, 2020, subject to the executive’s continued service.

Other Elements of Compensation
We provide customary employee benefits to our full- and part-time employees, including our Named Executive Officers, including medical and dental benefits, short-term and long-term disability insurance, accidental death and dismemberment insurance and life insurance. In addition, eligible employees, including our Named Executive Officers, may participate in our tax-qualified employee stock purchase plan and purchase shares of our common stock on favorable terms with payroll deductions.
We also maintain a 401(k) retirement plan intended to qualify for favorable tax treatment under Section 401(a) of the Code for our employees, including our Named Executive Officers, who satisfy certain eligibility requirements. Under our 401(k) plan, all eligible plan participants may contribute between 1% and 100% of eligible compensation, on a pre-tax basis, into their accounts. We have not made a matching contribution under the plan on behalf of employees.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table presents, for each of the Named Executive Officers, information regarding outstanding equity awards held as of December 31, 2018. All stock options granted prior to our initial public offering are early exercisable for shares of our restricted common stock and were granted under our 2008 Plan. Stock options granted after our initial public offering are generally not early exercisable and were granted under our 2016 Plan. To the extent applicable, amounts reflect the 2.9-to-1 reverse stock split effected by the Company on September 23, 2016.

	Option Awards						Stock Awards
Name	Grant date	Vesting commencement date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested (#)
Andrew Rasdal	8/14/2012	6/14/2012	88,943	—	$1.83	8/14/2022	—	—
	2/12/2015	1/1/2015	142,921(1)(2)(3)	—	$0.76	2/12/2025	—	—
	5/11/2016	5/11/2016	146,551(1)(3)(4)	—	$1.77	5/11/2026	—	—
	11/9/2016	11/9/2016	156,250	143,750(4)(5)	$8.74	11/9/2026	—	—
Kelly Huang	9/6/2017	9/6/2017	84,133	185,097(2)(5)	$9.31	9/6/2027	—	—
	1/2/2018	9/6/2017	18,887	61,113(5)(6)	$7.15	1/2/2028	—	—
	5/15/2018	—	—	—	—	—	65,000(3)(5)(7)	$134,550(8)
William Plovanic	3/24/2016	3/7/2016	—	—	—	—	49,210(3)(9)	$101,865(8)
	5/11/2016	5/11/2016	—	—	—	—	11,725(3)(4)	$24,271(8)
	11/9/2016	3/7/2016	37,812(2)(3)	17,188(5)	$8.74	11/9/2026	—	—
	1/2/2018	1/2/2018	—	100,000(5)(10)	$7.15	1/2/2028	—	—
	5/15/2018	—	—	—	—	—	45,000(5)(7)	$93,150(8)

(1)
In the event that Mr. Rasdal is terminated by us without cause or resigns for good reason, not in connection with a change in control, then 100% of any unvested shares subject to the award will automatically vest, subject to Mr. Rasdal executing and not rescinding a general release of claims.

(2)
25% of the shares underlying the award will vest on the first anniversary of the vesting commencement date, with the remaining shares vesting in equal monthly installments for the following 36 months, subject to continued employment. The options held by Messrs. Rasdal and Plovanic were granted prior to our initial public offering and therefore are early exercisable in full (regardless of vesting). In addition, any portion of the option that vested prior to the date on which Dr. Huang relocated his primary residence in accordance with certain relocation obligations would not have been exercisable until such obligations were satisfied. Dr. Huang has satisfied the relocation obligations.

(3)
All unvested shares subject to the award will vest and will become exercisable, as applicable, in the event that we engage in a change of control transaction (as defined in the applicable option agreement).

(4)
Shares vest in equal monthly installments over 48 months from the vesting commencement date. The May 2016 option held by Mr. Rasdal was granted prior to our initial public offering and therefore is early exercisable in full (regardless of vesting).

(5)
In the event that the holder is terminated by us without cause or resigns for good reason, not in connection with a change in control (with respect to Mr. Rasdal) or at any time during the three months prior to a change in control or during the period beginning on the closing of a change in control and ending on the first anniversary of such closing (with respect to Dr. Huang and Mr. Plovanic), then 100% of any unvested shares subject to the award will automatically vest, subject to such holder executing and not rescinding a general release of claims.

(6)
1/6th of the shares underlying the award vest on the first anniversary of the vesting commencement date, and as to 1/48th of the shares underlying the award on each monthly anniversary of the grant date thereafter, subject to continued service. In addition, any portion of the option that vested prior to the date on which Dr. Huang relocated his primary residence in accordance with certain relocation obligations would not have been exercisable until such obligations were satisfied. Dr. Huang has satisfied the relocation obligations.

(7)	100% of the shares will vest on January 2, 2020, subject to continued service.

(8)
The market value of shares of restricted stock that have not vested is calculated by multiplying the fair market value of a share of our common stock on December 31, 2018 ($2.07) by the number of unvested shares of restricted stock outstanding under the award.

(9)	25% of the shares underlying the award will vest on the first anniversary of the vesting commencement date, with the remaining shares vesting in equal monthly installments for the following 36 months.

(10)
1/48th of the shares underlying the award will vest on each monthly anniversary of the grant date, subject to continued service. In addition, any portion of the award that vests will not be exercisable until Mr. Plovanic relocates his primary residence to within 35 miles of the Company’s headquarters (at the time of the relocation). The award will automatically expire if Mr. Plovanic does not satisfy this requirement prior to or on the second anniversary of the grant date.

EMPLOYMENT AGREEMENTS

Offer Letter with Andy Rasdal
In June 2008, we entered into an offer letter agreement with Mr. Rasdal, which included certain provisions related to his compensation. The offer letter provides for at-will employment and includes an annual base salary, a discretionary annual incentive bonus opportunity and standard employee benefit plan participation. As further described below, any severance benefits included in the offer letter agreement has been superseded by the retention agreement entered into between the Named Executive Officers and the Company.

Offer Letter with William Plovanic
In March 2016, we entered into an offer letter agreement with Mr. Plovanic related to our hiring him as our Chief Financial Officer, which included certain provisions related to his compensation.
The offer letter agreement provides for an annual base salary and eligibility to participate in the Company’s annual cash bonus plan. Mr. Plovanic also received a signing bonus in the amount of $100,000.
Pursuant to Mr. Plovanic’s offer letter, he was granted a stock option to purchase 157,469 shares of Common Stock, adjusted to reflect the 2.9-to-1 reverse stock split effected in September 2016. The option will vest as to 25% of the shares on the first anniversary of the date of entering into the offer letter agreement, and on a monthly basis over a period of 36 months thereafter, in each case subject to Mr. Plovanic’s continued employment. The option is early-exercisable and subject to certain accelerated vesting in the event Mr. Plovanic is terminated by the Company without “cause” or Mr. Plovanic resigns for “good reason” at any time during the one-year period after a “change in control”, each, as described in the offer letter.
The offer letter agreement also provides for participation in our existing medical benefits program for employees. Mr. Plovanic’s employment is at-will.
Offer Letter with Kelly Huang
In September 2017, we entered into an offer letter agreement with Dr. Huang related to our hiring him as our Chief Operating Officer, which included certain provisions related to his compensation.
The offer letter agreement provides for an annual base salary and eligibility to participate in the Company’s annual cash bonus plan, determined based on the achievement of applicable Company and/or individual performance goals. Dr. Huang also received a signing bonus in the amount of $75,000. Dr. Huang would have been required to repay this signing bonus in full if he did not satisfy certain relocation obligations, which he satisfied in 2018.  Under his offer letter, in 2018 the Company also reimbursed Dr. Huang for reasonable expenses for one round-trip coach class airfare ticket between Austin, Texas and San Diego, California for each month of the first year of his employment.
Pursuant to Dr. Huang’s offer letter, he was granted a stock option to purchase 269,230 shares of common stock. The option will vest as to 25% of the shares on the first anniversary of the date of entering into the offer letter agreement, and on a monthly basis over a period of 36 months thereafter, in each case subject to Dr. Huang’s continued employment. If any portion of the stock option that vested prior to the date on which Dr. Huang relocated his primary residence to the San Diego area, such portion would not have been exercisable until such relocation date. As mentioned above, Dr. Huang has satisfied this relocation requirement.

The offer letter agreement also provides for participation in our existing medical benefits program for employees. Dr. Huang’s employment is at-will.

SEVERANCE AND CHANGE IN CONTROL BENEFITS

Option Agreements
Pursuant to the terms of the applicable option agreements, the February 2015 and May 2016 stock options, which were granted prior to our initial public offering, held by Messrs. Rasdal and Plovanic will vest in full upon a “change of control transaction” (as defined therein); no other options held by our Named Executive Officers, and no options granted after our initial public officering, are subject to “single-trigger” vesting. Additionally, we have entered into retention agreements with each of the Named Executive Officers that provide for certain payments and benefits upon termination of employment or a change of control of our company. The severance benefits provided in these retention agreements superseded any severance benefits provided in the Named Executive Officers’ offer letters.
Chief executive officer severance benefits
The retention agreement that we entered into with Mr. Rasdal provides for the following benefits upon a qualifying termination, which means a termination by us without cause or a termination by the executive for good reason, outside of a change in control in exchange for a customary release of claims:

(i)	a lump sum severance payment of 12 months of base salary;

(ii)	100% acceleration of any then-unvested equity awards, including awards that would vest only upon satisfaction of performance criteria; and

(iii)	payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for up to 12 months.
If Mr. Rasdal is subject to a qualifying termination within the three months preceding a change in control (as defined in Mr. Rasdal’s retention agreement) (but after a legally binding and definitive agreement for a potential change of control has been executed) or within the 12 months following a change in control, the retention agreement provides the following benefits in exchange for a customary release of claims:

(i)	a lump sum severance payment of 12 months of base salary;

(ii)	a lump sum payment equal to the pro rata portion of Mr. Rasdal’s then-current target bonus opportunity;

(iii)	100% acceleration of any then-unvested equity awards that were granted after our initial public offering; and

(iv)	payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for up to 12 months.
Further, if a successor or acquiring entity does not assume, convert, replace or substitute Mr. Rasdal’s equity awards in a change of control, the vesting of those unvested awards will accelerate in full. Additionally, if Mr. Rasdal ceases to provide services to us due to his death or disability and such separation occurs within 12 months following a change in control or within three months preceding a change in control, Mr. Rasdal’s then-outstanding and unvested equity awards, including awards that would otherwise vest only upon satisfaction of performance criteria, will accelerate and become vested and exercisable as to 100% of the then-unvested shares. Mr. Rasdal’s retention agreement will be in effect for three years, with automatic three-year renewals unless notice of non-renewal is given by us to Mr. Rasdal three months prior to expiration.
As used in Mr. Rasdal’s retention agreement, “cause” means: (i) conviction for, or guilty plea to, a felony involving moral turpitude; (ii) an uncured willful refusal to comply with our lawful and reasonable instructions, or to otherwise perform duties as we lawfully and reasonably determine; (iii) any willful act of dishonesty intended to result in material gain or personal enrichment at the expense of us or any of our customers, partners, affiliates or employees; or (iv) any willful act of gross misconduct that is injurious to us.
“Good reason” means, without consent, and subject to certain exceptions, (i) a reduction in then-current base salary (except for a reduction that is part of a proportional reduction of the base salaries of all executives), bonus opportunity or commissions opportunity; (ii) our offices being moved such that the usual commuting distance is increased by more than 10 miles; (iii) a material and adverse change to duties or responsibilities; (iv) a change to title and/or role after which Mr. Rasdal is not both the Chief Executive Officer of the top-level acquiring entity whose stock is publicly traded and a voting member of its board of directors;

(v) Mr. Rasdal is not, so long as he is Chief Executive Officer, a voting member of our board of directors; or (vi) we provide notice that the retention agreement will not be renewed.
Other executive officer severance benefits
The retention agreements that we entered into with Dr. Huang and Mr. Plovanic provide for the following benefits upon a qualifying termination, which means a termination by us without cause or a termination by the executive for good reason, outside of a change in control in exchange for a customary release of claims:
(i) a lump sum severance payment of twelve months; and
(ii) payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for up to twelve months.
If either of Dr. Huang or Mr. Plovanic is subject to a qualifying termination within the three months preceding a change in control (as defined in the applicable retention agreement) (but after a legally binding and definitive agreement for a potential change of control has been executed) or within the 12 months following a change in control, the retention agreements provide the following benefits to such individual in exchange for a customary release of claims:
(i) a lump sum severance payment of 12 months of base salary;
(ii) a lump sum payment equal to the pro rata portion such individual’s then-current target bonus opportunity;
(iii) 100% acceleration of any then-unvested equity awards that were granted after our initial public offering; and
(iv) payment of premiums for continued medical benefits (or equivalent cash payment if applicable law so requires) for up to 12 months.
Dr. Huang’s retention agreement further provided that if he did not satisfy certain relocation obligations, then the Company may terminate his employment and such termination will not constitute a severance-qualifying event for purposes of his retention agreement unless it is in connection with a change in control. Dr. Huang has satisfied these relocation requirements.
Further, if a successor or acquiring entity does not assume, convert, replace or substitute the executive’s equity awards in a change of control, the vesting of those unvested awards will accelerate in full. Each retention agreement is in effect for three years, with automatic three-year renewals unless notice is given by us to the Named Executive Officer three months prior to expiration.
As used in the retention agreements, “cause” means: (i) conviction for, or guilty plea to, a felony involving moral turpitude; (ii) an uncured willful refusal to comply with our lawful and reasonable instructions, or to otherwise perform duties as we lawfully and reasonably determine; (iii) any willful act of dishonesty intended to result in material gain or personal enrichment at the expense of us or any of our customers, partners, affiliates or employees; or (iv) any willful act of gross misconduct that is injurious to us.
“Good reason” means, without consent, and subject to certain exceptions, (i) a reduction in then-current base salary (except for a reduction that is part of a proportional reduction of the base salaries of all executives), bonus opportunity or commissions opportunity; (ii) our offices being moved such that the usual commuting distance is increased by more than 10 miles; and (iii) a material and adverse change to title, duties or responsibilities.

DIRECTOR COMPENSATION

Our director compensation program is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders. Directors who are also employees of our Company do not receive compensation for their service on our Board of Directors.
In April 2017, the Board of Directors adopted a revised non-employee director compensation program (the “Director Compensation Program”).
Under the Director Compensation Program, non-employee directors receive a cash retainer for service on the Board of Directors and for service on each committee of which the director is a member. The Chairperson of the Board and of each committee received a higher retainer for such service. Cash retainers are payable quarterly in arrears. The fees paid to non-employee directors for service on the Board of Directors under the Director Compensation Program is as follows:

Cash Compensation
Board of Directors annual retainer	$35,000
Incremental annual retainer for the Chairman	$25,000
Committee Chair annual retainer
Audit	$17,500
Compensation	$12,500
Nominating and Corporate Governance	$7,500
Committee member annual retainer
Audit	$7,500
Compensation	$5,000
Nominating and Corporate Governance	$5,000

In addition, under this program, each of our non-employee directors is eligible to receive an annual stock option grant to purchase a number of shares of common stock with a value of $200,000 (determined using the Black-Scholes option value based on stock price on the date of grant), vesting in full on the earlier of the one-year anniversary of the grant date and the date of the annual meeting following the date of grant, subject to the director’s continued service. On April 17, 2018, our non-employee directors elected to reduce the value of their 2018 annual stock option grants under this program to an annual grant to purchase a number of shares of common stock with a value of $100,000, as opposed to $200,000 (determined using the Black-Scholes option value based on stock price), in an effort to ensure that the Company will have a sufficient number of shares available for issuance under its equity compensation plans to grant equity awards in connection with new employee hires, promotions and the Company’s annual equity award program to continuing employees in 2018. Additionally, new non-employee directors are eligible to receive a stock option to purchase a number of shares of common stock with a value of $300,000 (determined using the Black-Scholes option value based on stock price on the date of grant), vesting in equal monthly installments over three years, subject to the director’s continued service.
Under the terms of the 2016 Plan, the maximum aggregate number of shares subject to all equity awards granted to any non-employee director in a calendar year may not exceed 220,000 shares. Under the terms of the option grants made to our non-employee directors, upon a change in control all unvested shares subject to the stock options will vest in full.
In 2018, in accordance with the terms of the Director Compensation Program, all of our non-employee directors received their annual stock option grant on June 13, 2018, the date of our annual meeting, covering 81,774 shares of our common stock.
We also reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending Board of Directors and committee meetings.

The following table sets forth information regarding the compensation of our non-employee directors earned for services rendered during the year ended December 31, 2018:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Option Awards ($)(3)	Total ($)
Kim Kamdar, Ph.D.	$70,000	$99,944	$169,944
Raymond Dittamore	$55,000	$99,944	$154,944
Douglas Fisher, M.D.	$40,000	$99,944	$139,944
Les Howe	$57,500	$99,944	$157,444
David Moatazedi	$47,500	$99,944	$147,444
Jonah Shacknai (4)	$22,500	$99,944	$122,444
Sharon Stevenson, DVM Ph.D.	$42,500	$99,944	$142,444

(1)
Mr. Rasdal, our Chief Executive Officer in 2018, is not included in this table as he was an employee of the Company in 2018 and did not receive compensation for his services as a director. All compensation paid to Mr. Rasdal for the services he provided to us in 2018 is reflected in the Summary Compensation Table.

(2)	Reflects cash retainer fees earned by our non-employee directors in 2018.

(3)
Amounts represent the aggregate grant date fair value of option awards computed in accordance with ASC Topic 718, excluding the effects of any estimated forfeitures. The assumptions used in the valuation of these awards are discussed in Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 5, 2018. As of December 31, 2018, the following outstanding option awards were held by members of our Board: Dr. Kamdar, 185,828 shares, Mr. Dittamore, 185,828 shares, Dr. Fisher, 185,828 shares, Mr. Howe, 159,966 shares, Mr. Moatazedi, 178,316 shares, and Dr. Stevenson, 185,828 shares. None of our non-employee directors hold any stock awards.

(4)	Mr. Shacknai resigned effective July 10, 2018.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights of our common and preferred stock and some of the provisions of our restated certificate of incorporation and restated bylaws, and of the Delaware General Corporation Law, or DGCL.

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.001 par value per share. As of December 27, 2018, there were 23,513,292 shares of our common stock outstanding and no shares of our preferred stock outstanding.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. We do not provide for cumulative voting for the election of directors in our restated certificate of incorporation. Accordingly, holders of a majority of the shares of our common stock are able to elect all of our directors. Our restated certificate of incorporation establishes a classified board of directors, to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Subject to the supermajority votes for some matters, other matters shall be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter. Our restated certificate of incorporation and restated bylaws provide that our directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon. In addition, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon is required to amend or repeal, or to adopt any provision inconsistent with, several of the provisions of our restated certificate of incorporation.

Dividend rights. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

No preemptive or similar rights. Our common stock is not entitled to preemptive or subscription rights, and is not subject to conversion, redemption or sinking fund provisions. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Right to receive liquidation distributions. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Pursuant to our restated certificate of incorporation, our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of their qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors is able to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may be able to authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

Stock Options

As of December 27, 2018, we had outstanding options to purchase an aggregate of 3,441,534 shares of our common stock, with a weighted-average exercise price of approximately $5.77 per share.

Warrants

As of December 27, 2018, we had outstanding three warrants to purchase an aggregate of 24,224 shares of our common stock at an exercise price of $6.1918 per share, which expire in February 2019. Each of these warrants has a cashless exercise provision under which the holder, in lieu of paying the exercise price in cash, can surrender the warrant and receive a net number of shares based on the fair market value of such stock at the time of exercise, after deducting the aggregate exercise price.

Registration Rights
The holders of certain outstanding shares of our common stock, or their permitted transferees, are entitled to rights with respect to the registration of these shares under the Securities Act. There are 7,400,569 shares of our common stock registrable pursuant to such registration rights. These rights are provided under the terms of an investors’ rights agreement between us and the holders of these shares, which was entered into in connection with our preferred stock financings, and include demand registration rights, Form S-3 registration rights and piggyback registration rights. In any registration made pursuant to such investors’ rights agreement, all fees and expenses of underwritten registrations, including reasonable fees and disbursements of one counsel to the selling stockholders, will be borne by us and all selling expenses, including estimated underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.
The registration rights described below will terminate, as to each holder of registrable securities, on the date when such holder can sell all of its registrable securities in a single transaction pursuant to Rule 144 of the Securities Act.
Demand registration rights
Under the terms of the investors’ rights agreement, if we receive a written request from the holders of at least 35% of the then-outstanding registrable securities, that we file a registration statement under the Securities Act covering the registration of outstanding registrable securities, then we will be required to use all reasonable efforts to register, as soon as practicable, and in any event within 90 days of such written request, all of the shares requested to be registered for public resale, if the amount of registrable securities to be registered has an aggregate value of no less than $10.0 million. We are required to effect only two registrations pursuant to this provision of the investors’ rights agreement. We may postpone the filing of a registration statement no more than once during any 12-month period for up to 90 days if our board of directors determines that the filing would be detrimental to us. We are not required to effect a demand registration under certain additional circumstances specified in the investors’ rights agreement.
Form S-3 registration rights
The holders of at least 20% of the then-outstanding registrable securities can request that we register all or part of their shares on Form S-3 if we are eligible to file a registration statement on Form S-3 and if the aggregate price to the public of the shares offered is at least $1.0 million. We shall not be obligated to effect a registration if we have effected two registrations within the 12-month period immediately preceding the date of the request. We may postpone the filing of a registration statement no more than once during any 12-month period for up to 90 days if our board of directors determines that the filing would be detrimental to us or our stockholders. We are not required to effect a registration on Form S-3 under certain additional circumstances specified in the investors’ rights agreement.
Piggyback registration rights
If we register any of our securities for public sale in an offering, holders of registrable securities will have the right to include their shares in the registration statement. However, this right does not apply to a registration relating solely to employee benefit plans, a registration relating solely to a merger, acquisition or exchange, or a registration relating to convertible debt transactions. If the total number of securities requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by us) that the underwriters in their sole discretion determine is compatible with the success of the offering, then we will be required to include in the offering only that number of securities the underwriters determine will not jeopardize the success of the offering. In this case, the number of shares held by the selling stockholders to be registered will be allocated on a pro rata basis based on the total number of registrable securities held by each selling stockholder. However, the number of shares to be registered by these holders cannot be reduced below 30% of the total shares covered by the registration statement.
Anti-Takeover Provisions
The provisions of Delaware law, our restated certificate of incorporation and our restated bylaws could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Delaware law
We are subject to the provisions of Section 203 of the DGCL, or Section 203, regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date on which the person became an interested stockholder unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66.67% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
Restated certificate of incorporation and restated bylaws provisions
Our restated certificate of incorporation and our restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our company, including the following:

•
Board of Directors Vacancies. Our restated certificate of incorporation and restated bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

•
Classified Board. Our restated certificate of incorporation and restated bylaws provide that our board of directors be classified into three classes of directors, each with staggered three-year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

•
Stockholder Action; Special Meetings of Stockholders. Our restated certificate of incorporation provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our restated bylaws. Further, our restated bylaws and restated certificate of incorporation provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairman of our board of directors, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

•
Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

•
No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our restated certificate of incorporation does not provide for cumulative voting.

•
Directors Removed Only for Cause. Our restated certificate of incorporation provides that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least two-thirds of our outstanding common stock.

•
Amendment of Charter Provisions. Any amendment of the above expected provisions in our restated certificate of incorporation would require approval by holders of at least two-thirds of our outstanding common stock, unless such amendment is approved by at least two-thirds of our directors, in which case the amendment may be approved by the holders of a majority of our outstanding common stock.

•
Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

•
Choice of Forum. Our restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for: any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our restated certificate of incorporation or our restated bylaws; any action to interpret, apply, enforce or determine the validity of our restated certificate of incorporation or our restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Exchange Listing
Our common stock is listed on The NASDAQ Global Market under the symbol “OBLN.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (800) 937-5449.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by the selling stockholder, Lincoln Park. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents

•	“at the market” into an existing market for the common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.
In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.
Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.
Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.
Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive.
We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling stockholder, and any other required information.
We will pay the expenses incident to the registration, offering, and sale of the shares to Lincoln Park. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.
Lincoln Park has represented to us that at no time prior to the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.
We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.
This offering will terminate on the earlier of (i) termination of the Purchase Agreement or (ii) the date that all shares offered by this prospectus have been sold by Lincoln Park.
Our common stock is quoted on The NASDAQ Global Market under the symbol “OBLN”.

EXPERTS

The consolidated financial statements of Obalon Therapeutics, Inc. as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the common stock being offered by this prospectus has been passed upon for us by Latham & Watkins LLP, Costa Mesa, California.

WHERE YOU CAN FIND MORE INFORMATION
 We have filed a registration statement on Form S-1 with the SEC under the Securities Act. This prospectus is part of the registration statement but the registration statement includes additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any document we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The website address is www.sec.gov. The information on the SEC’s website is not part of this prospectus, and any references to this website or any other website are inactive textual references only.

INCORPORATION BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in documents we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. We have filed with the SEC, and incorporate by reference in this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 5, 2018 (File No. 001-37897);

•
The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2018 (File No. 001-37897);

•
Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018, June 30, 2018, and September 30, 2018, filed with the SEC on May 10, 2018, August 2, 2018 and November 2, 2018, respectively (File No. 001-37897);

•
Our Current Reports on Form 8-K filed with the SEC on January 23, 2018, February 22, 2018 (with respect to Item 8.01 only), May 4, 2018, June 5, 2018, June 14, 2018, July 13, 2018, August 2, 2018 (with respect to Item 5.02 only), August 27, 2018, September 26, 2018 (File No. 001-37897), November 2, 2018 (with respect to Item 5.02 only), December 20, 2018, December 27, 2018 (File No. 001-37897) and January 3, 2019; and

•
The description of our common stock in our registration statement on Form 8-A filed with the SEC on September 27, 2016 and any amendment or report filed with the SEC for the purpose of updating the description.

Any statement contained in any document incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any additional prospectus supplements modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct written requests to:

Obalon Therapeutics, Inc.
5421 Avenida Encinas, Suite F
Carlsbad, CA 92008
(760)795-6558

3,789,399 Shares

OBALON THERAPEUTICS, INC.

Common Stock

PROSPECTUS

         , 2019

PART II
Information Not Required In Prospectus

Item 13.	Other Expenses of Issuance and Distribution.

The following is a statement of estimated expenses in connection with the offering described in this registration statement. All expenses incurred with respect to the registration of the common stock will be borne by us. All amounts are estimates except the SEC registration fee.

Amount to be Paid
SEC Registration Fee	$923.14
Printing Expenses*	5,000.00
Legal Fees and Expenses*	75,000.00
Accounting Fees and Expenses*	10,000.00
Miscellaneous Expenses*	30,000.00
Total	$120,923.14

*Estimated solely for the purpose of this Item. Actual expenses may vary.

Item 14.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the General Corporation Law of the State of Delaware are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

As permitted by the General Corporation Law of the State of Delaware, our restated certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the General Corporation Law of the State of Delaware (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.
As permitted by the General Corporation Law of the State of Delaware, our restated bylaws provide that:

•	we are required to indemnify our directors and executive officers to the fullest extent permitted by the General Corporation Law of the State of Delaware, subject to very limited exceptions;

•	we may indemnify its other employees and agents as set forth in the General Corporation Law of the State of Delaware;

•
we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the General Corporation Law of the State of Delaware, subject to very limited exceptions; and

•	the rights conferred in the restated bylaws are not exclusive.

We have entered into indemnification agreements with each of our current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in our restated certificate of incorporation and restated bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Company for which indemnification is sought. The indemnification provisions in our restated certificate of incorporation, restated bylaws and the indemnification agreements to be entered into between us and each of our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act.

We maintain insurance policies under which our directors and executive officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities that might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not we would have the power to indemnify such person against such liability under the provisions of the General Corporation Law of the State of Delaware.

Item 15.	Recent Sales of Unregistered Securities.

The following is a summary of all securities that we have sold within the past three years without registration under the Securities Act.

•
On August 23, 2018, we sold 5,494,506 shares of our common stock for aggregate gross proceeds of approximately $10.0 million pursuant to a Securities Purchase Agreement with the investors named therein. The purchase price for each share was $1.82. The shares were offered and sold to accredited investors in reliance upon exemptions from registration under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

•
On December 27, 2018, we issued 228,180 shares of common stock to Lincoln Park Capital Fund, LLC as an initial fee for its commitment to purchase shares of our common stock pursuant to the Purchase Agreement dated December 27, 2018 between us and Lincoln Park Capital Fund, LLC. The shares were issued in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Financial statement schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Document	Form	File No.	Exhibit Filing Date	Exhibit	Filed/Furnished Herewith
1.1	Equity Distribution Agreement, dated December 27, 2018, between Obalon Therapeutics, Inc. and Canaccord Genuity LLC	8-K	001-37897	12/27/18	1.1
3.2	Restated Certificate of Incorporation	S-1	333-213551	9/26/16	3.2
3.3	Certificate of Amendment to the Restated Certificate of Incorporation	8-K	001-37897	6/14/18	3.1
3.4	Restated Bylaws	S-1	333-213551	9/26/16	3.4
4.1	Form of Common Stock Certificate	S-1	333-213551	9/9/16	4.1
4.2	Form of Amended and Restated Investors’ Rights Agreement dated April 29, 2016 among the Registrant and certain of its stockholders	S-1	333-213551	9/9/16	4.2
4.3	Form of Warrant to Purchase Series C Preferred Stock	S-1	333-213551	9/9/16	4.3
4.4	Amended and Restated Warrant to Purchase Stock issued to Square 1 Bank to purchase shares of Series C-1 Preferred Stock, issued June 14, 2013, as amended October 1, 2014.	S-1	333-213551	9/9/16	4.4
4.5	Second Warrant to Purchase Stock issued to Square 1 Bank to purchase shares of Series D Preferred Stock, dated October 1, 2014.	S-1	333-213551	9/9/16	4.5
4.6	Securities Purchase Agreement by and among Obalon Therapeutics, Inc. and the investors signatory thereto, dated August 22, 2018	S-3	333-227160	8/31/18	4.3
4.7	Registration Rights Agreement by and among Obalon Therapeutics, Inc. and the investors signatory thereto, dated August 22, 2018	S-3	333-227160	8/31/18	4.4
5.1	Opinion of Latham & Watkins LLP, previously filed herewith and incorporated herein by reference	S-1	333-229142	1/4/19	5.1
10.1‡	Form of Indemnity Agreement by and between the Registrant and its directors and officers	S-1	333-213551	9/26/16	10.1
10.2‡	2008 Stock Plan and form of award agreements thereunder.	S-1	333-213551	9/9/16	10.2
10.3‡	2016 Equity Incentive Plan and form of award agreements thereunder	S-1	333-213551	9/26/16	10.3
10.4‡	2016 Employee Stock Purchase Plan and form of enrollment agreement	S-1	333-213551	9/26/16	10.4

10.5‡	Amendment to Obalon Therapeutics, Inc. 2016 Employee Stock Purchase Plan	8-K	001-37897	5/4/18	10.1
10.6‡	Obalon Therapeutics, Inc. Bonus Plan	S-1	333-213551	9/26/16	10.11
10.7‡	Obalon Therapeutics, Inc. Director Compensation Program	10-Q	001-37897	8/2/17	10.2
10.8‡	Form of CEO Retention Agreement	10-Q	001-37897	11/10/16	10.6
10.9‡	Form of Executive Retention Agreement (Non-CEO)	10-Q	001-37897	11/10/16	10.7
10.10‡	Form of Non-Employee Director Option Agreement.	10-K	001-37897	2/23/17	10.8
10.11‡	Offer Letter dated June 9, 2008 between the Registrant and Andrew Rasdal	S-1	333-213551	9/26/16	10.5
10.12‡	Offer Letter dated June 16, 2008 between the Registrant and Mark Brister	S-1	333-213551	9/26/16	10.6
10.13‡	Offer Letter dated November 24, 2008 between the Registrant and Amy VandenBerg	S-1	333-213551	9/26/16	10.7
10.14‡	Offer Letter dated January 26, 2016 between the Company and William Plovanic	10-Q	001-37897	5/10/17	10.1
10.15‡	Offer Letter dated August 14, 2017 between the Company and Kelly Huang	10-K	001-37897	3/5/18	10.14
10.16‡	Form of Executive Retention Agreement (Non-CEO) (April 2018)	10-Q	001-37897	5/10/18	10.1
10.17	Leases dated October 3, 2011 and November 23, 2015 between the Registrant and Pleta & San Gal Trusts dba: Ocean Point Tech Centre, and related amendments.	S-1	333-213551	9/9/16	10.8
10.18	Amendment to Lease, dated January 30, 2017, by and between Pleta & San Gal Trusts dba: Ocean Point and Registrant.	10-K	001-37897	2/23/17	10.13
10.19	Fourth Amendment to Lease dated May, 2018 between Gildred Development Company, DBA Ocean Point and Obalon Therapeutics, Inc.	8-K	001-37897	6/5/18	10.1
10.20*	Distribution Agreement dated June 26, 2013 between the Registrant and Bader Sultan & Bros. Co. W.L.L., as amended	S-1	333-213551	9/9/16	10.9
10.21	Loan and Security Agreement dated June 14, 2013 between the Registrant and Pacific Western Bank (as successor in interest to Square 1 Bank), as amended	S-1	333-213551	9/9/16	10.10

10.22	Third Amendment to Loan and Security Agreement, dated December 21, 2016, between the Registrant and Pacific Western Bank	10-K	001-37897	2/23/17	10.16
10.23	Fourth Amendment to Loan and Security Agreement, dated June 9, 2017, between the Company and Pacific Western Bank	10-Q	001-37897	8/2/17	10.1
10.24	Fifth Amendment to Loan and Security Agreement	10-Q	001-37897	8/2/18	10.1
10.25	Purchase Agreement, dated December 27, 2018, by and between the Company and Lincoln Park Capital Fund, LLC	8-K	001-37897	12/27/18	10.1
10.26	Registration Rights Agreement, dated December 27, 2018, by and between the Company and Lincoln Park Capital Fund, LLC	8-K	001-37897	12/27/18	10.2
21.1	Subsidiaries of the Registrant.	10-K	001-37897	3/5/18	21.1
23.1	Consent of Independent Registered Public Accounting Firm					X
24.1	Power of Attorney. Reference is made to the signature page to the Registration Statement, as initially filed on January 4, 2019.	S-1	333-229142	1/4/19	24.1

*	Registrant has omitted and filed separately with the SEC portions of the exhibit pursuant to confidential treatment request under Rule 406 promulgated under the Securities Act.

†
This certification is deemed not filed for purpose of section 18 of the Exchange Act or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act.

‡	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, February 11, 2019.

OBALON THERAPEUTICS, INC.

By:	/s/ Kelly Huang
Kelly Huang
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Kelly Huang	President and Chief Executive Officer	February 11, 2019
Kelly Huang	(Principal Executive Officer)

/s/ William Plovanic	Chief Financial Officer	February 11, 2019
William Plovanic	(Principal Financial Officer)

*	Vice President of Finance	February 11, 2019
Nooshin Hussainy	(Principal Accounting Officer)

*	Chairperson of the Board of Directors	February 11, 2019
Andrew Rasdal

*	Director	February 11, 2019
Kim Kamdar

*	Director	February 11, 2019
Ray Dittamore

*	Director	February 11, 2019
Douglas Fisher

*	Director	February 11, 2019
Les Howe

*	Director	February 11, 2019
David Moatazedi

*	Director	February 11, 2019
Sharon Stevenson

*By:/s/ William Plovanic
William Plovanic
Attorney-in Fact